Exhibit 99.1

CONTACT:

Jeff Ambrosi

Senior Director, Investor Relations

Analog Devices

Investor.Relations@analog.com

(781) 461-3282

Ferda Millan

Global PR and External Communications

Analog Devices

CorpComm@analog.com

(408) 373-1854

For Release: September 9, 2026

Analog Devices to Acquire Alif Semiconductor, Adding an AI-Native Processing

Platform to Advance Physical Intelligence for the Next Generation of Real-World Systems

•	Accelerates ADI’s delivery of “Physical Intelligence”, enabling systems to sense, reason, and act locally in real time within the constraints of the physical world

•	Adds Alif’s AI-native fusion processors, giving customers a scalable platform to quickly build full system solutions by combining next-generation digital with ADI’s leading edge analog portfolio

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Expands ADI’s total addressable market across industrial, data center infrastructure, defense, energy, robotics, digital health, and wearable applications by enabling complete, differentiated solutions

WILMINGTON, Mass. and PLEASANTON, Calif., September 9, 2026 – Analog Devices, Inc. (NASDAQ: ADI) and Alif Semiconductor today announced that they have entered into a definitive agreement under which ADI will acquire Alif in an all-cash transaction for $1.35 billion.

Artificial intelligence is entering a new phase as models move beyond interpreting words and images to understanding context and interacting with the physical world. This transition requires systems that can reason from signals such as motion, sound, vibration, radio waves, and thermodynamics, and operate locally within demanding power, latency, security, and reliability constraints. At ADI, this is called Physical Intelligence.

Alif is redefining edge intelligence with a sophisticated platform of high-efficiency AI-native microcontrollers and fusion processors. Its heterogeneous architecture enables real-time sensor fusion, low-latency inference, and on-device AI, bringing advanced intelligence to demanding physical systems.

Combining ADI’s leadership in sensing, signal processing, power, connectivity, and application software with Alif’s leading-edge digital platform will accelerate the delivery of more complete Physical Intelligence solutions. Together, ADI and Alif can address a broader range of customers’ most complex system-level challenges.

Commentary

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“AI is moving out of the data center and into the physical world, where latency, power, and trust cannot be compromised. That is the domain ADI has mastered for decades, at the delicate electro-physical interface where real-world signals become actionable intelligence. By combining Alif’s digital processing capabilities with our leadership in multi-modal sensing, signal processing, power, connectivity, and software, we can empower customers to create entirely new classes of secure, intelligent systems that sense, reason, and act locally in real time. This is the next frontier of AI: embodied and deterministic. This is Physical Intelligence in action,” said Vincent Roche, CEO and Chair of ADI.

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“Alif was founded to reimagine what a microcontroller can be in the AI era. We engineered a heterogeneous architecture from the start, integrating dedicated low-power neural processing with connectivity, security, and intelligent power management that delivers compute resources precisely where they’re needed. Combined with ADI’s deep physical-domain expertise and broad analog system capabilities, we can expand our reach to deliver the solutions that can power the future of Physical Intelligence,” said Reza Kazerounian, Co-Founder and President of Alif.

Alif’s silicon is already shipping in production, with design wins across leading consumer and industrial customers.

Transaction Details

Under the terms of the agreement, which has been approved by the Boards of Directors of both companies, ADI will pay Alif’s stockholders $1.35 billion of upfront consideration in cash, subject to the terms of the definitive agreement. In addition, ADI may pay an incremental contingent consideration of up to $200 million. The transaction is expected to close before the end of calendar year 2026, subject to customary closing conditions and the expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

About Analog Devices, Inc.

Analog Devices, Inc. (NASDAQ: ADI) is a global semiconductor leader that bridges the physical and digital worlds to enable breakthroughs at the Intelligent Edge. ADI combines analog, digital, AI, and software technologies into solutions that combat climate change, reliably connect humans and the world, and help drive advancements in automation and robotics, mobility, healthcare, energy and data centers. With revenue of more than $11 billion in FY25, ADI ensures today’s innovators stay Ahead of What’s Possible. Learn more at www.analog.com and on LinkedIn and X.

About Alif Semiconductor

Alif Semiconductor, headquartered in Pleasanton, California, is a provider of the next generation of secure, connected, highly power-efficient EdgeAI microcontrollers and fusion processors. Alif’s architectures scale from single-core to multi-core systems featuring integrated neural processing units (NPUs) and advanced graphics acceleration. Learn more at alifsemi.com.

Advisors

PJT Partners is acting as financial advisor to ADI, and Wachtell, Lipton, Rosen & Katz as legal counsel. Qatalyst Partners is acting as financial advisor, and DLA Piper as legal counsel to Alif.

All trademarks and registered trademarks are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected timetable for closing of the transaction between Analog Devices, Inc. and Alif Semiconductor; the expected benefits of the transaction; ADI’s expected product offerings, product development, and technical advances resulting from the transaction; markets, market position, addressable markets, and growth opportunities; and other future events. Statements that are not historical facts, including statements about our beliefs, plans, and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that regulatory approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all; the possibility that the transaction will not close or that closing may be delayed; unforeseen or unknown liabilities; costs or expenses related to the transaction; the inability to retain key personnel; difficulties in integrating the acquired business; the risk that expected benefits of the transaction may not be realized or may take longer to realize than expected; and uncertainty as to the long-term value of our common stock. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.